EXHIBIT 4.1
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                              CONSULTING AGREEMENT


     This CONSULTING AGREEMENT (the "Agreement") is entered into this 21st day of July, 2006 by and between ARIES EQUITY CORP., a New York corporation (the "Consultant") AND WESTERN POWER & EQUIPMENT CORP., a Delaware corporation having offices at 6407-B N.E. 117th Avenue, Vancouver, Washington 98662 (the "Company").

                              W I T N E S S E T H:

     WHEREAS the Company desires to obtain Consultant's non-exclusive consulting services in connection with the Company's business and financial affairs, and Consultant is willing to render such services as hereinafter more fully set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:


            1. Definitions. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

            (a) The term "Company" shall mean Western Power & Equipment Corp., a Delaware corporation, and any corporation that shall succeed, or assume the obligations of, Western Power & Equipment Corp.

            (b) The term "Common Stock" means the Common Stock, $0.001 par value per share of Company.

            (c) The term Fair Market Value of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

                   (i) If the Common Stock is traded on the American Stock Exchange or another national exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc. ("Nasdaq"), then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

                   (ii) If the Common Stock is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is quoted on the NASD Over The Counter Bulletin Board, then the mean of closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

                   (iii) If the Common Stock is not publicly traded, then as the Company and Consultant agree or in the absence of agreement by arbitration in accordance

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                   with the rules then in effect of the American Arbitration
                   Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

                   (iv) If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to charter of Company, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter.

            2. Engagement. The Company hereby engages the Consultant to advise it on a range of corporate, financial and associated matters (collectively, the "Services"). The Services shall be rendered only upon the request of the Company and shall consist SOLELY of the following:

            a. Analyze and assess alternatives for the Company, if any, in raising capital, including the use of private and public offerings of the securities of the Company;

            b. Assisting the Company in establishing relationships with securities broker-dealers and institutional investors for the purposes of obtaining capital for the Company through transactions not involving a public offering;

            c. Providing the Company with recommendations, review of documents and other advice relating to selection and potential engagement of underwriters, market makers, legal counsel and accountants for the Company; and

            d. Advise the Company with respect to the Company's shareholder relations; and identify opportunities to the Company, if any, for the Company involving a business combination with an appropriate merger or acquisition candidate;


            3.     Performance.

            a. The Consultant will use its best efforts to furnish the Services to the Company on a timely basis. The Consultant does not guarantee that it can perform the Services successfully;

            b. It is understood and agreed that the Services do not include the provision by Consultant of any services to the Company or of any public relations services, advertising services, accounting or auditing services, legal services or services in connection with acting as an underwriter, broker, dealer investment banker, or market maker as to the securities of the Company. In this connection, it is further understood and agreed that the Services do not require or contemplate that the Consultant will raise any capital for or on

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                   behalf of the Company;

            c. The Consultant shall render the services from a location or locations chosen by the Consultant; and

            d. The Consultant shall be required to devote only such time as the Consultant deems reasonably necessary in the Consultant's sole discretion to render the Services. Notwithstanding the foregoing, the Consultant shall not be required to devote more than 20 hours in any consecutive thirty-day period in rendering the Services.

            4. Information. In connection with Consultant's activities hereunder, the Company will cooperate with Consultant and furnish Consultant upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the "Information") which Consultant deems appropriate and will provide Consultant with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Consultant that it shall use its best efforts to make all Information available to Consultant complete and correct in all material respects. The Company further represents and warrants that it shall use its best efforts to make any projections and other forward-looking information provided to Consultant, based upon assumptions which, in light of the circumstances under which they are made, are to the Company's belief reasonable. The Company recognizes and confirms that Consultant: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; and (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information. Any advice rendered by Consultant pursuant to this Agreement may not be disclosed publicly without Consultant's prior written consent. Consultant hereby acknowledges that certain of the Information received by Consultant may be confidential and/or proprietary, including Information with respect to the Company's technologies, products, business plans, marketing, and other Information which must be maintained by Consultant as confidential. Consultant agrees that it will not disclose such confidential and/or proprietary Information.

            5. Service Term. Except as otherwise provided herein, this Agreement shall be effective for a period of one (1) year commencing on the date hereof (the "Service Term").

            6. Suspension of Services and Termination. The Consultant shall not be required to render any of the Services during the Service Term during any time that the Company has breached any of its obligations under this Agreement. Any such breach shall not relieve the Company of any of its obligations under this Agreement.

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            7.     Compensation.

            a. The Company agrees to issue simultaneously with the execution of this Agreement to Consultant for its services hereunder 500,000 shares of the Company's Common Stock (the "Shares"). The Company agrees that the Shares will not be subject to cancellation if the Agreement is terminated for any reason or by any party during the Service Term.

            8. Registration Rights. The Consultant acknowledges that the Shares are not eligible for inclusion in an S-8 registration statement.

            9. Anti Dilution Protections. The number of Shares will be subject to anti-dilution protection for proportional adjustments for stock splits, stock dividends, recapitalizations and the like.

            10. Expenses. Consultant shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Consultant may occur in performing services under this Agreement; provided, however, that reimbursement of any expenses in excess of $250.00 shall require the prior consent of the Company.

            11. Public Disclosure. Any reference to the Consultant or any advice, information or other matter pertaining to the Services shall not be publicly disclosed or made available to any third parties without the prior written consent of the Consultant, unless such disclosure is required by law.

            12.    Indemnification.

            a. The Company hereby agrees to indemnify, defend and hold harmless the Consultant, its affiliates, directors, officers, partners, agents and employees and each other person, if any, controlling the Consultant or any of its affiliates (collectively, the "Consultant Indemnified Parties"), to the full extent lawful, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses asserted against, imposed upon or incurred by the Consultant Indemnified Parties resulting from or by reason of a breach of any representation, warranty or covenant contained herein or as a result of any action improperly taken or omitted to be taken as required hereby by the Company, their agents or employees;

            b. The Consultant hereby agrees to indemnify, defend and hold harmless the Company, to the full extent lawful, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses asserted against, imposed upon or incurred by

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                   the Company resulting from or by reason of a breach of any representation, warranty or covenant contained herein or as a result of any action improperly taken or omitted to be taken as required hereby by the Consultant, its agents or employees. The aggregate liability of the Consultant with respect to such indemnification shall be limited to the Fair Market Value of the Shares, determined on the date of execution of this Agreement, transferred to Consultant pursuant to Section 7 hereof;

            c. No party shall be liable to indemnify any other party to the extent that demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs or expenses resulted from gross negligence or willful misconduct;

            d. The rights of indemnification as set forth in this Paragraph 12 shall be in addition to any rights that the Consultant Indemnified Parties or the Company or any other person entitled to indemnification may have in law or otherwise, including but not limited to, any right to contribution, provided, however, in no event shall the Consultant be liable or responsible for any amount in excess of the Fair Market Value of the Shares, determined on the date of execution of this Agreement, transferred to Consultant pursuant to Section 7 hereof; and

            e. Any party seeking indemnification ("Indemnitee") shall notify the other party ("Indemnitor") of any claim against Indemnitee within 15 days after it has notice of such claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel reasonably approved by Indemnitee), within 10 days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may settle such claim, and Indemnitor's liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorney's fees, incurred by Indemnitee in effecting such settlement. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (i) the employment of such counsel and the fees payable thereto shall have been authorized in writing by Indemnitor in connection with the defense of such action, (ii) Indemnitor shall not have employed counsel to direct the defense of such action, or (iii) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor which results in a conflict of interest (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by

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                   Indemnitor.

            13. Status of Consultant. The Consultant shall be deemed to be an independent contractor. The Consultant shall have no authority to, and shall not, bind the Company to any agreement or obligation with a third party. Nothing in this Agreement shall be construed to constitute the parties hereto as partners or joint venturers with each other.

            14. Other Services. The Company acknowledges that Consultant has been, and may in the future be, engaged to provide services to other companies in the industry in which the Company is involved. Additionally, Consultant shall not be required to devote any minimum amount of time towards providing services to the Company pursuant to this Agreement. Subject to the confidentiality provisions of Consultant contained in Section 4 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Consultant or of any member, manager, officer, employee, agent or representative of Consultant, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of Consultant to render services of any kind to any other corporation, firm, individual or association. Consultant may, but shall not be required to, present opportunities to the Company.

            15. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Consultant nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

            16. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, warranties, promises, covenants or undertakings other than those expressly set forth herein. All final decisions with respect to consultations or services rendered by Consultant pursuant to this Agreement shall be those of the Company, and there shall be no liability on the part of the Consultant in respect thereof. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof.

            17. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

            18. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict

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            performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

            19. Headings. The headings contained in this Agreement have been inserted for convenience and reference purposes only and shall not affect the meaning or interpretation hereof in any manner whatsoever.

            20. Separability. If any of the terms, provisions or conditions contained in this Agreement shall be declared to be invalid or void in any judicial proceeding, this Agreement shall be honored and enforced to the extent of its validity, and those provisions not declared invalid shall remain in full force and effect.

            21. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given when received by the parties at the addresses below or to such other address, or the attention of such other party, as the parties shall advise the other by notice given in conformity herewith.

                   If to the Company:      Western Power & Equipment Corp.
                                           6407-8 NE 117th Avenue
                                           Vancouver, WA  98662
                                           Attn:  Dean McLain, President & CEO


                   If to the Consultant:   Aries Equity Corp.
                                           3167 Wynsum Avenue
                                           Merrick, New York 11566
                                           Attn.: D. Robert Albi, CEO

            or to such other address, or the attention of such other party, as the parties shall advise the other by notice given in conformity herewith.

            22. Survival of Representations and Warranties. The representations and warranties contained herein shall survive the execution of this Agreement and the Service Term.

            23. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the

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            Company in accordance with Section 21 hereof. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

            24. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

            25. Facsimile Signatures. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this agreement shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.

            26. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of Section 12. Without limiting the foregoing, the Company acknowledges and agrees that Consultant is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company's stockholders or creditors or any other person by virtue of this Agreement or the retention of Consultant hereunder, all of which are hereby expressly waived.

            27. Arbitration. Any dispute controversy, difference or claim arising between the parties out of, relating to or in connection with this Agreement, shall be settled by arbitration in accordance with the applicable rules of the American Arbitration Association then in effect. Any arbitration hearing shall be held in Nassau County, New York. This agreement to arbitrate shall be specifically enforceable. The award of the arbitrator(s) shall be final and binding, on the parties and judgment upon any such award shall be enforceable by the prevailing party before the courts of competent jurisdiction of the non-prevailing party's domicile. This provision shall survive the termination of this Agreement. In the event one of the parties gives the other parties notice of arbitration, the parties shall agree upon the arbitrator within thirty days from the date of such notice, and if they fail to do so, the arbitrator shall be selected by the American Arbitration Association. The reasonable compensation and expenses of the arbitration shall be shared equally by the parties. In each instance, the decision of the arbitrator shall be final and binding.

            28. Legal Representation. The parties to this Agreement acknowledge that they have been advised that they should seek and have had the opportunity to seek counsel to review this Agreement and to obtain the advice of such counsel relating thereto


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





ARIES EQUITY CORP.                     WESTERN POWER &
                                       EQUIPMENT CORP.

By: /s/ D. Robert Albi                 By: /s/ Dean McLain
   --------------------------------       --------------------------------
Name: D. Robert Albi, President        Name: Dean Mc Lain, President & CEO

























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